Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES SECOND QUARTER
OPERATING RESULTS

REVENUE INCREASES 22% FROM FIRST QUARTER LEVELS

GROSS PROFIT MARGIN IMPROVES TO 53.8% VS. 41.4% IN
PRIOR-YEAR QUARTER

OVERLAND PARK, Kansas (August 8, 2012) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter and first half of 2012.  An investor conference call is scheduled for 11:15 a.m. EDT today (see details below).

Second Quarter Highlights:

●	Second quarter revenue increases 22% from first quarter levels.
●	Gross profit margin improves to 53.8% vs. 41.4% in prior-year period.
●	Total SG&A expense declines 12% from prior-year period exclusive of litigation charge.
●	Non-GAAP net income of $79,411 vs. prior-year non-GAAP loss of ($675,719).
●	New products generate 11% of revenue vs. 6% a year earlier.
●	Maturity date of $2.5 million credit facility extended to May 2014.

For the three months ended June 30, 2012, the Company’s revenue declined 3% to approximately $4.6 million, compared with revenue of approximately $4.7 million in the second quarter of 2011.  However, revenue in the most recent quarter was the highest since the third quarter of 2011 and represented an increase of approximately 22%  compared with the first quarter of 2012.

Gross profit improved 26% to $2,475,663 in the quarter ended June 30, 2012, compared with $1,964,557 in the year-earlier quarter.  As a percentage of total revenue, gross profit margin widened to 53.8% in the most recent quarter, versus 41.4% in the first quarter of 2011 and 52.8% in the quarter ended March 31, 2012.  The continued improvement in gross profit margin was primarily due to lower component costs resulting from the Company’s supplier cost reduction initiative that was first implemented in 2011.  Better outsourcing of component parts, including from foreign sources, allowed the Company to lower production overhead costs through headcount and other cost reductions.  The Company's goal is to continue to improve gross margins during the balance of 2012 through the supply chain initiative, reduced manufacturing overhead, increased sales volumes and an improved product mix, the benefits of which may be partially offset by increased price competition in the in-car video system market.

Selling, General and Administrative (“SG&A”) expenses increased 9% to $3,351,193 in the quarter ended June 30, 2012, compared with $3,064,005 in the second quarter of 2011.  The increase in SG&A expenses was entirely due to a litigation charge and related expenses totaling $654,082 in the most recent quarter. Excluding such charge and expenses, SG&A expenses related to operations decreased 12% from the year-earlier period.  The litigation charge and related expenses were associated with the Z3 Technology trial that concluded on July 3, 2012 and resulted in a net judgment against Digital Ally of $530,000.  Digital Ally believes there were a number of errors in the court’s rulings and the judgment, and it is  appealing them.  The $654,082 in litigation charge and related expenses reflected in the Company’s operating results for the quarter ended June 30, 2012 includes the legal fees incurred through trial and the accrual of legal fees expected during the appeal process.

Research and Development (“R&D”) expenses decreased 19% to $574,883 in the most recent quarter, versus $710,735 a year earlier, primarily due to continued cost containment efforts and increased scrutiny of engineering resources that have improved the development cycle and costs associated with new products.  The Company is pursuing active research and development projects on several new products, along with upgrades to its existing product lines. It considers its R&D capabilities and new product focus to be a competitive advantage in the marketplace.

Selling, advertising and promotional expenses increased 28% to $691,481 in the three months ended June 30, 2012, compared with $538,637 in the prior-year period.  Sales commissions were reduced 67% to $155,367, compared with $475,424 in the second quarter of 2011, reflecting the results of the Company’s sales force reorganization initiative that is intended to improve future revenue.  As part of such reorganization, Digital Ally has shifted its emphasis to an employee-based sales force in which the level of commissions is more directly tied to the achievement of assigned sales quotas.  During the first six months of 2012, the Company terminated seven outside sales agents, converted two third-party sales agents to employee-based sales personnel, and retained two of the best-performing third-party sales agents under traditional agency agreements.  In addition, the number of domestic sales territories was increased from 15 to 20 to improve coverage of potential customers.  Costs associated with the establishment of an employee sales force for the new DVM-250 product line, which targets the commercial fleet sales channel, were also a factor in the overall increase in second quarter sales and marketing expenses. Promotional and advertising expenses totaled $127,055 in the second quarter of 2012, compared with $63,213 a year earlier, due primarily to greater investment in written media advertising for all products and participation in more law enforcement and commercial trade shows.

Stock-based compensation expense decreased 44% to $120,796 in the second quarter of 2012, versus $216,060 a year earlier.  This was primarily attributable to stock options issued in January 2008 to officers and directors becoming fully vested in January 2012 and the associated stock-based compensation expense ceasing in December 2011.

Professional fees and expenses declined slightly to $213,573 in the quarter ended June 30, 2012, compared with $223,779 in the second quarter of 2011, primarily due to the Company’s cost containment measures, coupled with the settlement of certain litigation.  Professional fees associated with the Z3 Technology litigation (discussed above) have been classified separately as “Litigation charge and related expenses” in the Company’s Statement of Operations for the most recent quarter.

Executive, sales and administrative staff payroll expenses declined 17% to $522,237 in the second quarter of 2012, versus $632,250 in the three months ended June 30, 2011.  The reduction in such expenses was primarily due to the departure of two corporate officers in early 2012 whose responsibilities were assumed by other executives, and a reduction in sales support staff in connection with the restructuring of the sales and marketing organization.

Other SG&A expenses decreased 23% to $574,141 in the second quarter of 2012, compared with $742,544 a year earlier.  The decrease was attributable to the success of cost containment measures that generally reduced the cost of information technology, telephone and Internet services as the Company negotiated better contract rates or moved to new service providers.

The Company’s operating loss was reduced by 20% to ($875,530) in the quarter ended June 30, 2012, versus an operating loss of ($1,099,448) in the prior-year period, despite inclusion of the $654,082 in litigation charge and expenses related to the Z3 Technology litigation in the most recent quarter.

Interest income declined to $2,143 and the Company incurred $75,814 of interest expense on borrowings in the most recent quarter.  Interest income and interest expense totaled $2,756 and $38,211, respectively, in the quarter ended June 30, 2011.  The increase in interest expense was associated with a $2.5 million credit facility that bears interest at 8% per annum.  The facility is represented by two subordinated notes, which were issued to a private lender in 2011, the proceeds of which retired the Company’s bank line of credit and provided additional working capital.  In July 2012, the Company and the lender extended the maturity dates of the notes to May 30, 2014.  Interest expense in the second quarter of 2012 included a portion of the discount attributable to the common stock purchase warrants issued in connection with the subordinated notes, which is amortized to interest expense ratably over the term of the notes.

The Company’s pretax loss was reduced 16% to ($949,201) in the second quarter of 2012, compared with a pretax loss of ($1,134,903) in the 2011 period.  Approximately 69% of the pretax loss in the most recent quarter reflected a $654,082 litigation charge and expenses related to the Z3 Technology lawsuit.

The Company recorded a net loss of ($949,201) in the quarter ended June 30, 2012, compared with a net loss of ($1,134,903) in the year-earlier quarter.  No income tax provision or benefit was recorded for either quarter.  The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

The Company reported a net loss of ($0.06) per share for the quarter ended June 30, 2012, compared with a net loss of ($0.07) per share in the second quarter of 2011.

On a non-GAAP basis, the Company reported adjusted net income (before income taxes, depreciation, amortization, interest expense, litigation charge and related expenses, and stock-based compensation), a non-GAAP financial measure, of $79,411, or $0.01 per diluted share, in the quarter ended June 30, 2012, versus an adjusted net loss of ($675,719), or ($0.04) per share, in the quarter ended June 30, 2011.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this press release).

“We are very pleased with our operating performance during the second quarter of 2012,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “Although our industry continues to be challenged by a soft market for law enforcement products due to the sluggish economy and the impact of lower tax revenues upon state, county and local government budgets, we were able to increase revenues by approximately 22% in the second quarter, when compared with revenues in the first quarter of 2012.  Our gross profit margins expanded by 12.4 percentage points over the prior-year quarter, as our production outsourcing program continued to reduce component costs.  Margins also benefited from increased sales contributions from higher-margin new products, which accounted for 11% of total sales in the most recent quarter, versus 6% of total sales a year earlier.”

“Most importantly, excluding the charge and expenses related to the Z3 Technology litigation, the Company’s second quarter operating loss would have decreased by 80% from prior-year levels,” continued Ross.  “On an adjusted non-GAAP basis, we realized a small profit in the most recent quarter, compared with a ($675,719) non-GAAP adjusted net loss in the second quarter of 2011 and a ($414,672) non-GAAP adjusted net loss in the first quarter of 2012, clearly illustrating that the often difficult cost reduction decisions we had to make in response to soft industry conditions are having the desired effect.”

“Looking forward, I am very encouraged by (1) the improved productivity of our revamped domestic sales organization, (2) the sales momentum that we are starting to see in our new product lines, (3) an encouraging level of interest in our DVM-250 Digital Event Recorder among potential customers outside our traditional law enforcement market, (4) our potential to realize further benefits from component outsourcing, and (5) recent personnel changes in our international sales group that we believe will allow us to better capitalize on opportunities in the international marketplace, coupled with an increasing level of inquiries from international customers.  Digital Ally remains confident in the valuable role that its innovative digital products can play in the law enforcement industry, and its confidence in commercial market opportunities continues to grow. While spending by law enforcement customers continues to be impacted by tight government budgets, we are cautiously optimistic that our operating results can continue to improve during the second half of the year.  Meanwhile, we believe that the cost reductions we have implemented, combined with gains in productivity, have positioned us for a significant improvement in operating results when economic and market conditions strengthen,” concluded Ross.

For the six months ended June 30, 2012, the Company’s total revenues declined approximately 12% to $8.4 million, versus $9.5 million in the first half of 2011.

Gross profits improved 13% to $4,472,280 (53.3% of revenue) in the first six months of 2012, compared with $3,941,330 (41.6% of revenue) in the prior-year period.  Total Selling, General and Administrative (“SG&A”) expenses declined slightly to $6,079,990, versus $6,171,447 in the corresponding period of the previous year, despite inclusion of the $654,082  litigation charge and expenses related to the Z3 Technology lawsuit in the first half of 2012.

The Company reported an operating loss of ($1,607,710) in the first half of 2012, which represented a 28% improvement when compared with an operating loss of ($2,230,117) in the six months ended June 30, 2011.

Interest income decreased to $4,779, and the Company incurred $150,999 of interest expense on borrowings in the first six months of 2012.  Interest income and interest expense totaled $6,761 and 58,836, respectively, in the year-earlier period.

A pretax and net loss of ($1,753,930) was recorded in the six months ended June 30, 2012, versus a pretax and net loss of ($2,282,192) in the six months ended June 30, 2011.  No income tax provision or benefit was recorded during the first six months of either year because the Company continues to provide a full valuation allowance on deferred tax assets, including net operating loss carry forwards.

The Company reported a net loss of ($0.11) per share in the six months ended June 30, 2012, compared with a net loss of ($0.14) per share in the year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization, litigation charges and related expenses, and stock-based compensation), a non-GAAP financial measure, of ($335,261), or ($0.02) per share, in the six months ended June 30, 2012, versus an adjusted net loss of ($1,367,330), or ($0.08) per share, in the first six months of 2011.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this news release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) interest expense, (4) litigation charge and related expenses, and (5) share-based compensation expense.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) today, August 8, 2012, to discuss its operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on August 8, 2012.

A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on October 8, 2012 by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID 10017196.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results during the balance of 2012 given the current economic environment; whether it will be able to achieve improved production and other efficiencies to continue to increase its gross and operating margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets for its products in which it competes; whether there will be a commercial market, domestically and internationally, for one or more of its new products; whether the Company's new products, including the  DVM-250 Video Event Recorder, will continue to generate an increasing portion of its total sales; whether its reorganized domestic and international sales force will result in a rebound in revenues in and outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2011 and it quarterly report on Form 10-Q for the three and six months ended June 30, 2012, to be filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2012 AND DECEMBER 31, 2011
(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,183,060	$2,270,393
Accounts receivable-trade, less allowance for doubtful accounts of $111,608 – 2012 and $125,000 – 2011	2,934,441	2,853,049
Accounts receivable-other	59,597	104,318
Inventories	6,950,842	6,683,289
Prepaid expenses	280,961	302,318
Total current assets	11,408,901	12,213,367

Furniture, fixtures and equipment	4,265,353	4,073,713
Less accumulated depreciation and amortization	3,503,361	3,212,827
	761,992	860,886

Intangible assets, net	206,509	226,802
Other assets	80,857	97,854
Total assets	$12,458,259	$13,398,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$900,142	$847,036
Subordinated notes payable-current, net of discount of $92,342 and $0	2,407,658	—
Accrued expenses	726,227	833,260
Capital lease obligation –current	29,107	—
Income taxes payable	4,046	21,046
Customer deposits	1,878	31,899
Total current liabilities	4,069,058	1,733,241

Long-term liabilities: Subordinated notes payable-long-term, net of discount of $0 and $142,711	—	2,357,289
Litigation accrual –long term	530,000	—
Capital lease obligation –long term	63,315	—
Total long term liabilities	593,315	2,357,289

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,792,218 – 2012 and 16,662,218 – 2011	16,792	16,662
Additional paid in capital	22,966,822	22,725,515
Treasury stock, at cost (shares: 508,145 – 2012 and 508,145 - 2011)	(2,157,226)	(2,157,226)
Accumulated deficit	(13,030,502)	(11,276,572)
Total stockholders’ equity	7,795,886	9,308,379
Total liabilities and stockholders’ equity	$12,458,259	$13,398,909

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT
ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 TO BE FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2012 AND 2011
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Product revenue	$4,392,133	$4,626,242	$7,980,686	$9,196,816
Other revenue	208,664	117,011	402,567	276,130
Total revenue	4,600,797	4,743,253	8,383,253	9,472,946
Cost of revenue	2,125,134	2,778,696	3,910,973	5,531,616
Gross profit	2,475,663	1,964,557	4,472,280	3,941,330
Selling, general and administrative expenses:
Research and development expense	574,883	710,735	1,177,786	1,419,504
Selling, advertising and promotional expense	691,481	538,637	1,273,142	1,009,317
Stock-based compensation expense	120,796	216,060	241,437	443,848
Litigation charge and related expenses	654,082	—	654,082	—
General and administrative expense	1,309,951	1,598,573	2,733,543	3,298,778
Total selling, general and administrative expenses	3,351,193	3,064,005	6,079,990	6,171,447
Operating loss	(875,530)	(1,099,448)	(1,607,710)	(2,230,117)

Interest income	2,143	2,756	4,779	6,761
Interest expense	(75,814)	(38,211)	(150,999)	(58,836)
Loss before income tax benefit	(949,201)	(1,134,903)	(1,753,930)	(2,282,192)
Income tax benefit	—	—	—	—
Net loss	$(949,201)	$(1,134,903)	$(1,753,930)	$(2,282,192)
Net loss per share information:
Basic	$(0.06)	$(0.07)	$(0.11)	$(0.14)
Diluted	$(0.06)	$(0.07)	$(0.11)	$(0.14)

Weighted average shares outstanding:
Basic	16,206,073	16,150,590	16,179,929	16,149,545
Diluted	16,206,073	16,150,590	16,179,929	16,149,545

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT
ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 TO BE FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2012 AND 2011
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(949,201)	$(1,134,903)	$(1,753,930)	$(2,282,192)
Non-GAAP adjustments:
Stock-based compensation	120,796	216,060	241,437	443,848
Depreciation and amortization	177,920	204,913	372,151	412,178
Litigation charge and related expenses	654,082	—	654,082	—
Interest expense	75,814	38,211	150,999	58,836
Total Non-GAAP adjustments	1,028,612	459,184	1,418,669	914,862

Non-GAAP adjusted net income (loss)	$79,411	$(675,719)	$(335,261)	$(1,367,330)

Non-GAAP adjusted net loss per share information:
Basic	$0.01	$(0.04)	$(0.02)	$(0.08)
Diluted	$0.01	$(0.04)	$(0.02)	$(0.08)

Weighted average shares outstanding:
Basic	16,206,073	16,150,590	16,179,929	16,149,545
Diluted	16,206,073	16,150,590	16,179,929	16,149,545

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT
ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 TO BE FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(Unaudited)

	2012	2011
Cash Flows From Operating Activities:
Net loss	$(1,753,930)	$(2,282,192)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	372,151	412,178
Stock based compensation	241,437	443,848
Provision for inventory obsolescence	3,306	185,927
Provision for doubtful accounts receivable	(13,392)	15,000
		—
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(68,000)	715,820
Accounts receivable - other	44,721	137,416
Inventories	(270,859)	2,193,310
Prepaid expenses	21,357	71,337
Other assets	16,997	(22,711)
Increase (decrease) in:
Accounts payable	53,106	(1,797,619)
Accrued expenses	(107,033)	186,855
Litigation accrual	530,000	—
Income taxes payable	(17,000)	(9,750)
Customer deposits	(30,021)	(764)
Net cash (used in) provided by operating activities	(977,160)	248,655

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(96,880)	(129,028)
Additions to intangible assets	(10,955)	(22,330)
Net cash used in investing activities	(107,835)	(151,358)

Cash Flows from Financing Activities:
Proceeds from issuance of subordinated note payable	—	1,500,000
Change in line of credit	—	(1,500,000)
Deferred issuance costs for subordinated note payable	—	(75,000)
Payments on capital lease obligation	(2,338)	—
Net cash used in financing activities	(2,338)	(75,000)
Net increase (decrease) in cash and cash equivalents	(1,087,333)	22,297
Cash and cash equivalents, beginning of period	2,270,393	623,475
Cash and cash equivalents, end of period	$1,183,060	$645,772
Supplemental disclosures of cash flow information:
Cash payments for interest	$100,631	$40,109
Cash payments for income taxes	$17,000	$—
Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$130	$10

Capital expenditures financed by capital lease obligations	$94,760	$—

Transfer of demonstration equipment from inventory to equipment	$—	$510,931

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT
ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 TO BE FILED WITH THE SEC)